Exhibit 16.1

November 18, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Rural Electric Cooperative Grantor Trust (Kepco) Series 1997’s Form 8-K dated November 12, 2013, and have the following comments:

1.  We agree with the statements made in paragraphs 2, 3 and 4 under the section entitled “Dismissal of Independent Registered Public Accounting Firm.”

2. We have no basis on which to agree or disagree with the statement made in paragraph 1 under the section entitled “Dismissal of Independent Registered Public Accounting Firm.”

Yours truly,

/s/ DELOITTE & TOUCHE LLP